Exhibit 99.1

Clearwater Paper Reports First Quarter 2015 Results

SPOKANE, Wash.--(BUSINESS WIRE)--April 22, 2015--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the first quarter of 2015.

The company reported net sales of $434.0 million for the first quarter of 2015, down 10.5% compared to net sales of $484.9 million for the first quarter of 2014 primarily due to the sale of the company’s specialty mills in December 2014. Net earnings determined in accordance with generally accepted accounting principles, or GAAP, for the first quarter of 2015 were $5.8 million, or $0.30 per diluted share, compared to $6.2 million, or $0.29 per diluted share, for the first quarter of 2014. The 2015 first quarter GAAP net earnings included $0.3 million of after-tax benefit associated with the mark-to-market impact of directors' equity-based compensation, $0.4 million of after-tax expense associated with the closure of the company's Long Island, New York, converting and distribution facility, and $1.2 million of after tax non-recurring costs associated with a new labor agreement. Excluding special items, first quarter 2015 adjusted net earnings were $6.9 million, or $0.36 per diluted share, compared to first quarter 2014 adjusted net earnings of $13.9 million, or $0.66 per diluted share.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, was $36.2 million for the first quarter of 2015. Adjusted EBITDA for the quarter was $37.9 million, down 30.7% compared to first quarter 2014 Adjusted EBITDA of $54.7 million. The decrease in EBITDA and Adjusted EBITDA was due primarily to scheduled major maintenance at the company’s Lewiston, Idaho, pulp and paperboard facility, lower paperboard shipment volume due to the labor slowdowns at the West Coast shipping ports, and the sale of the company’s specialty mills, which were partially offset by improved pricing for paperboard and higher sales of through-air-dried, or TAD products.

"Clearwater Paper delivered solid results that were in line with the updated outlook for the first quarter of 2015," said president and chief executive officer Linda Massman. "We saw an increase in paperboard volumes off of seasonal levels and improvement to the cost structure of our Consumer Products business as a result of the supply chain optimization work that we started in 2014. Overall, we are starting to see positive results in our businesses with the increased focus on bringing efficiencies to every part of our operation."

Under the $100 million stock repurchase program, authorized in December 2014, the company repurchased 599,495 shares of common stock at an average price of $61.97 per share during the first quarter of 2015.

FIRST QUARTER 2015 SEGMENT PERFORMANCE

Consumer Products

Net sales in the Consumer Products segment were $235.2 million for the first quarter of 2015, down 17.9% from first quarter 2014 net sales of $286.5 million. This decrease was due to the sale of the specialty mills.

On a GAAP basis, the segment had operating income of $12.4 million, compared to an operating loss of $0.5 million in the prior year period. Adjusted operating income of $13.6 million for the first quarter of 2015, was up $4.9 million from $8.7 million for the same period in 2014, after adjusting for $0.6 million and $9.2 million of costs related to the facility closures in the first quarters of 2015 and 2014, respectively. In the first quarter of 2015 we also recognized $0.8 million in non-recurring costs associated with a new labor agreement. The higher results were driven primarily by increased sales of TAD products, reduced energy costs, lower pricing for external pulp, and reduced operating supplies and expenses, partially offset by the absence of operating income from the company’s former specialty mills.

  Total tissue sales volumes of 92,209 tons in the first quarter of 2015 were down 27.8% and converted product cases shipped were 13.0 million, down 3.1%, each compared to the first quarter of 2014, largely due to the sale of the specialty mills.
  Average tissue net selling prices increased 13.7% to $2,546 per ton in the first quarter of 2015, compared to the first quarter of 2014, due to improved product mix after the sale of the specialty mills and higher sales of TAD products.

Pulp and Paperboard

Net sales in the Pulp and Paperboard segment were $198.9 million for the first quarter of 2015, up slightly compared to first quarter 2014 net sales of $198.4 million. The slight increase was due to an increase in prices that mostly offset lower shipment volumes. Adjusted operating income for the quarter decreased $19.7 million to $17.1 million, after adjusting for non-recurring costs of $0.9 million associated with a new labor agreement, compared to $36.8 million for the first quarter of 2014, primarily due to approximately $15 million of scheduled major maintenance at the Lewiston, Idaho, pulp and paperboard facility, higher fiber costs due to wet weather in the Southeast and reduced operating schedules at northwest lumber mills, partially offset by lower energy costs due to less severe winter weather in both Idaho and Arkansas.

  Paperboard sales volumes decreased 4.5% to 191,635 tons in the first quarter of 2015, compared to 200,665 tons in the first quarter of 2014 partially due to labor slowdowns at West Coast shipping ports.
  Paperboard net selling prices increased 4.4% to $1,031 per ton compared to the first quarter of 2014 as a result of price increases implemented during the year and improved mix.

Taxes

The company's GAAP tax rate for the first quarter of 2015 was a provision of 22.8% compared to 36.4% in the first quarter of 2014. The fluctuation in the tax rate for the first quarter of 2015 was a result of the release of uncertain tax positions of approximately $1 million relating to statute of limitation expirations on certain federal tax credits. On an adjusted basis, the first quarter 2015 tax rate was 24.3%. The company expects its annual GAAP and adjusted tax rates to be approximately 36% for 2015.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, the company presents certain non-GAAP financial information for the first quarters of 2015 and 2014, including EBITDA, Adjusted EBITDA, adjusted net earnings, adjusted net earnings per diluted share, and adjusted operating income. Because these amounts are not in accordance with GAAP, reconciliations to net earnings (loss) and net earnings (loss) per diluted share as determined in accordance with GAAP are included at the end of this press release. The company presents these non-GAAP amounts because management believes they assist investors and analysts in comparing the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance.

WEBCAST INFORMATION

Clearwater Paper Corporation will discuss these results during an earnings conference call that begins at 2 p.m. Pacific Time (PT) today. A live webcast and accompanying supplemental information will be available on the company's website at http://ir.clearwaterpaper.com. A replay of today's conference call will be available on the website at http://ir.clearwaterpaper.com/results.cfm beginning at 5 p.m. PT today.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, bleached paperboard and pulp at manufacturing facilities across the nation. The company is a premier supplier of private label tissue to major retailers and wholesale distributors, including grocery, drug, mass merchants and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper's employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including the company's supply chain optimization, operational efficiencies and expected tax rate for 2015. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, competitive pricing pressures for our products, including as a result of increased capacity as additional manufacturing facilities are operated by our competitors; the loss of or changes in prices in regards to a significant customer; changes in transportation costs and disruptions in transportation services; manufacturing or operating disruptions, including IT system failures, equipment malfunction and damage to the company’s manufacturing facilities; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which the company operates; changes in the cost and availability of wood fiber and wood pulp; labor disruptions; changes in costs for and availability of packaging supplies, chemicals, energy and maintenance and repairs; changes in customer product preferences and competitors’ product offerings; increased supply and pricing pressures resulting from increasing Asian paper production capabilities; cyclical industry conditions; changes in expenses and required contributions associated with our pension plans; reliance on a limited number of third-party suppliers for raw materials; cyclical industry conditions; inability to successfully implement our operational efficiencies and expansion strategies; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company's expectations.

Clearwater Paper Corporation
Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended
	March 31,
	2015		2014
Net sales	$434,026	100%	$484,920	100%
Costs and expenses:
Cost of sales	(389,832)	90%	(426,629)	88%
Selling, general and administrative expenses	(28,957)	7%	(33,514)	7%
Impairment of assets	-	-	(4,259)	1%
Total operating costs and expenses	(418,789)	96%	(464,402)	96%
Income from operations	15,237	4%	20,518	4%
Interest expense, net	(7,782)	2%	(10,734)	2%
Earnings before income taxes	7,455	2%	9,784	2%
Income tax provision	(1,698)	-	(3,558)	1%
Net earnings	$5,757	1%	$6,226	1%
Net earnings per common share:
Basic	$0.30		$0.30
Diluted	0.30		0.29
Average shares outstanding (in thousands):
Basic	19,335		20,984
Diluted	19,465		21,219

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	March 31,	December 31,
	2015	2014

ASSETS
Current assets:
Cash	$29,796	$27,331
Restricted cash	1,500	1,500
Short-term investments	11,000	50,000
Receivables, net	133,949	133,914
Taxes receivable	-	1,255
Inventories	270,670	286,626
Deferred tax assets	21,682	21,760
Prepaid expenses	10,736	4,191
Total current assets	479,333	526,577

Property, plant and equipment, net	812,770	810,987
Goodwill	209,087	209,087
Intangible assets, net	23,715	24,956
Pension assets	6,333	4,738
Other assets, net	9,883	9,583
TOTAL ASSETS	$1,541,121	$1,585,928

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$206,465	$215,826
Current liability for pensions and other postretirement employee benefits	7,915	7,915
Total current liabilities	214,380	223,741

Long-term debt	575,000	575,000
Liability for pensions and other postretirement employee benefits	116,719	118,464
Other long-term obligations	55,452	56,856
Accrued taxes	1,706	2,696
Deferred tax liabilities	111,226	111,634
Stockholders' equity, excluding accumulated other comprehensive loss, net of tax	535,944	568,400
Accumulated other comprehensive loss, net of tax	(69,306)	(70,863)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,541,121	$1,585,928

Clearwater Paper Corporation
Consolidated Statements of Cash Flows
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$5,757	$6,226
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	21,008	22,231
Equity-based compensation expense	1,169	4,479
Impairment of assets	-	4,259
Deferred tax (benefit) provision	(1,330)	1,173
Employee benefit plans	809	888
Deferred issuance costs and discounts on long-term debt	178	475
Disposal of plant and equipment, net	(30)	429
Non-cash adjustments to unrecognized taxes	(990)	-
Changes in working capital, net	3,457	(5,656)
Changes in taxes receivable, net	1,255	5,523
Excess tax benefits from equity-based payment arrangements	(343)	-
Funding of qualified pension plans	(1,561)	(4,314)
Other, net	(1,327)	(443)
Net cash flows from operating activities	28,052	35,270

CASH FLOWS FROM INVESTING ACTIVITIES
Changes in short-term investments, net	39,000	11,000
Additions to plant and equipment	(25,240)	(16,239)
Proceeds from sale of assets	506	460
Net cash flows from investing activities	14,266	(4,779)

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(37,148)	(29,332)
Payment of tax withholdings on equity-based payment arrangements	(3,048)	(792)
Excess tax benefits from equity-based payment arrangements	343	-
Net cash flows from financing activities	(39,853)	(30,124)
Increase in cash	2,465	367
Cash at beginning of period	27,331	23,675
Cash at end of period	$29,796	$24,042

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2015		2014
Segment net sales:
Consumer Products	$235,176	54%	$286,508	59%
Pulp and Paperboard	198,850	46%	198,412	41%
Total segment net sales	$434,026	100%	$484,920	100%

Operating income (loss):
Consumer Products	$12,395	81%	$(523)	3%
Pulp and Paperboard	16,194	106%	36,776	179%
	28,589		36,253
Corporate	(13,352)	88%	(15,735)	77%

Income from operations	$15,237	100%	$20,518	100%

Clearwater Paper Corporation
Reconciliation of Consolidated Net Earnings to EBITDA and Adjusted EBITDA
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2015	2014
Net earnings	$ 5,757	$ 6,226
Add back:
Interest expense, net	7,782	10,734
Income tax provision	1,698	3,558
Depreciation and amortization expense	21,008	22,231
EBITDA[1]	$ 36,245	$ 42,749

Directors' equity-based compensation (benefit) expense	$ (470)	$ 2,817
Costs associated with Thomaston facility closure	-	750
Costs associated with Long Island facility closure	554	8,432
Adjustments associated with sale of the specialty mills	(131)	-
Non-recurring costs associated with labor agreement	1,730	-
Adjusted EBITDA[2]	$ 37,928	$ 54,748
[1]

EBITDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. The most directly comparable GAAP measure is net earnings. EBITDA is net earnings adjusted for net interest expense, income taxes, and depreciation and amortization. It should not be considered as an alternative to net earnings computed under GAAP.

[2]	Adjusted EBITDA excludes the impact of the items listed that we do not believe are indicative of our core operating performance.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended
	March 31,
	2015	2014

GAAP net earnings	$5,757	$6,226
Special items, after-tax[1]:
Directors' equity-based compensation (benefit) expense	(325)	1,802
Costs associated with Thomaston facility closure	-	480
Costs associated with Long Island facility closure	383	5,394
Adjustments associated with sale of the specialty mills	(91)	-
Non-recurring costs associated with labor agreement	1,197	-
Adjusted net earnings[2]	$6,921	$13,902

GAAP net earnings per diluted share	$0.30	$0.29
Special items, after-tax[1]:
Directors' equity-based compensation (benefit) expense	(0.02)	0.08
Costs associated with Thomaston facility closure	-	0.02
Costs associated with Long Island facility closure	0.02	0.25
Adjustments associated with sale of the specialty mills	-	-
Non-recurring costs associated with labor agreement	0.06	-
Adjusted net earnings per diluted share[2]	$0.36	$0.66
[1]	Tax effect was calculated using the estimated annual effective tax rate for the period presented.

[2]	Adjusted net earnings and Adjusted net earnings per diluted share exclude the impact of the items listed that we do not believe are indicative of our core operating performance.

CONTACT:
Clearwater Paper Corporation
News media:
Matt Van Vleet, 509-344-5912
or
Investors:
Robin Yim, 509-344-5906